Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 29th day of June, 2016 (the “Effective Date”), by and among Community First Bank & Trust, a bank organized under the laws of the State of Tennessee (the “Bank”), Community First, Inc., a Tennessee corporation (the “Company” and together with the Bank, the “Employer”) and James A. Bratton (the “Executive”).

BACKGROUND:

WHEREAS, the Bank and the Company desire to employ the Executive as its Senior Vice President and Chief Credit Officer on the terms and conditions set forth below and Executive desires to accept such employment subject to such terms and conditions.

AGREEMENT:

In consideration of the above premises and the mutual agreements hereinafter set forth, effective as of the Effective Date, the parties hereby agree as follows:

1. Duties.

1.1 Positions. The Executive shall be employed as Senior Vice President and Chief Credit Officer of the Bank and the Company and, subject to the direction of the Chief Executive Officer and the Board of Directors, shall perform and discharge faithfully the duties and responsibilities which reasonably may be assigned to the Executive from time to time in connection with the conduct of the businesses. The duties and responsibilities of the Executive shall be commensurate with similar positions at other community banks of a similar size to the Bank. The Executive shall report to the Chief Executive Officer of the Bank and the Company.

1.2 Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1.1 hereof, the Executive shall:

(a) subject to Section 1.3, devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties; and

(b) diligently follow and implement all reasonable and lawful management policies and decisions communicated to the Executive by either the Board of Directors of the Company or the Bank or the Chief Executive Officer of the Company or the Bank; and

(c) timely prepare and forward to the Board of Directors of the Company and the Bank or the Chief Executive Officer of the Company or the Bank all reports and accountings as reasonably may be requested of the Executive thereby.

1.3 Permitted Activities. The Executive shall devote substantially all of the Executive’s entire business time, attention and energies to the business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other significant business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, but as long as the following activities do not interfere with the Executive’s obligations to the Employer, this shall not be construed as preventing the Executive from:

(a) investing the Executive’s personal assets in any manner which will not require any services on the part of the Executive in the operation or affairs of the entity into which the Executive has invested (including service on the board of directors or other governing body of such entity) and in which the Executive’s participation is solely that of an investor; provided that such investment activity following the Effective Date shall not result in his owning beneficially at any time one percent (1%) or more of the equity securities of any Competing Business; or

(b) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, teaching or serving on the board of directors of an entity so long as any such participation does not interfere with the ability of the Executive to effectively discharge his duties hereunder; provided further, that the Board of Directors of the Company or the Bank may direct the Executive in writing to resign from any such organization and/or cease such activities should the Board of Directors of the Company or the Bank reasonably conclude that continued membership and/or activities of the type identified would not be in the best interests of the Employer.

2. Term. This Agreement shall remain in effect for the Term. If the Agreement is in effect at the end of the Initial Term, the Term shall be renewed automatically for successive twelve-month periods unless and until one party gives written notice to the others of its or his intent not to extend this Agreement with such written notice to be given not less than ninety (90) days prior to the end of the Initial Term or any such twelve-month period. In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining Term then in effect, subject to earlier termination in connection with the termination of the Executive’s employment pursuant to Section 4 hereof. In the event that either party provides timely notice of non-renewal of the Agreement, but the Executive continues to provide services to the Employer as an employee following the expiration of the then Term, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement.

3. Compensation. The Employer shall pay the Executive the following during the Term, except as otherwise provided below:

3.1 Annual Base Salary. The Executive shall be compensated at an annual base rate of not less than One Hundred Eighty-One Thousand Seven Hundred Seventy-Seven and No/100 Dollars ($181,777.00) (the “Annual Base Salary”). The Executive’s Annual Base Salary shall be reviewed by the Board of Directors at least annually, but not more than fourteen (14) months from the immediately preceding review, for increases, as determined by the Board of Directors based on its evaluation of the Executive’s performance. The Executive’s Annual Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

3.2 Annual Incentive Compensation. Unless otherwise prohibited by banking regulation, rule or directive, the Executive shall be eligible to receive annual bonus compensation payable in cash or shares of the Company’s common stock, if any, as may be determined by, and based on performance measures established by, the Board of Directors of the Bank or the Company or the Compensation Committee of the Board of Directors of the Bank or the Company (the “Committee”) consistent with the Employer’s strategic planning process, pursuant to any incentive compensation program as may be adopted from time to time by the Board of Directors of the Bank or the Company, based on recommendations by the Committee (an “Annual Bonus”). Any Annual Bonus earned shall be payable in cash or shares of the Company’s common stock, as determined by the Committee or the Board of Directors of the Company or the Bank, in the year following the year in which the bonus is earned in accordance with the Employer’s normal practices for the payment of short-term incentives. The Employer shall use its best efforts to pay the Annual Bonus by June 30th of the year following the year in which the Annual Bonus was earned. To be entitled to any payment of incentive compensation from the Employer, unless otherwise determined by the Committee or the Board of Directors of the Company or the Bank, the Executive must be employed by the Employer on the last day of the applicable performance period and must continue to be employed on the date that such payment would be payable.

3.3 Long Term Equity Incentive. The Executive shall be entitled to such long-term equity incentive awards in the discretion of the Board of Directors of the Company or the Bank (or any committee thereof) based upon and/or subject to any performance measures as may be established by the granting entity. The granting of any and all forms for long-term equity compensation to the Executive is subject to applicable restrictions imposed by federal and state banking laws.

3.4 Business and Professional Education Expenses; Memberships. In accordance with the reimbursement policies from time to time adopted by the Board of Directors of the Bank or the Company and consistent with the annual budget approved for the period during which an expense was incurred, the Employer specifically agrees to reimburse the Executive for reasonable and necessary business expenses, including client development activities and cellular telephone use with e-mail service, incurred by the Executive in the performance of his duties hereunder; provided, however, that the Executive shall, as a condition of any such reimbursement, submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department. Amounts exceeding the Employer’s budget shall require the prior approval of the Board of Directors (or a committee thereof). In addition, the Employer shall reimburse the Executive for (a) any membership dues at a private club in the Area as may be selected by the Executive and approved in advance by the Board of Directors; and (b) membership in professional and civic organizations to the extent such activities are consistent with the Employer’s strategic objectives, subject in each instance to advance approval by the Board of Directors of the Bank. The Executive acknowledges that the Employer makes no representation with respect to the taxability or non-taxability of the benefits provided under this Section 3.4.

3.5 Automobile Allowance. The Employer shall reimburse the Executive $500 per month for an automobile allowance.

3.6 Paid Leave. The Executive shall be entitled to no less than four (4) weeks of paid leave per calendar year, prorated for partial calendar years. The provisions of this Section 3.6 shall apply notwithstanding any less generous paid leave policy then maintained by the Employer, but the use of Executive’s paid leave shall otherwise be determined in accordance with the Employer’s paid leave policy as in effect from time to time.

3.7 Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to similarly situated employees of the Employer. All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices.

3.8 Withholding. The Bank may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

3.9 Obligations of the Employer. The Company and the Bank shall be jointly and severally liable for the obligations of the Bank, the Company or the Employer under this Agreement.

3.10 Reimbursement of Expenses; In-Kind Benefits. All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement. All in-kind benefits described in this Section 3 must be provided by the Employer during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. All reimbursements and in-kind benefits described in this Agreement shall be made in accordance with Treasury Regulations Section 1.409A-3(i)(1)(iv) to the extent applicable, including the amount of expenses eligible for reimbursement, and the in-kind benefits provided, during any year pursuant to this Agreement shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

3.11 Clawback of Incentive Compensation. The Executive agrees to repay any incentive compensation previously paid or otherwise made available to the Executive under this Agreement or otherwise that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Company are then traded), including, but not limited to, the following circumstances:

(a) where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Employer;

(b) where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Part 30, Appendix A;

(c) where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(d) if the Bank becomes, and for so long as the Bank remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

The Executive agrees to return promptly any such compensation identified by the Employer by written notice provided pursuant to Section 12. If the Executive fails to return such compensation promptly, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Employer, but only to the extent permitted and in accordance with Section 409A of the Code. If the Executive is then employed by the Bank or the Company, the Executive acknowledges that the Bank and the Company, as applicable, may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such compensation. The Executive acknowledges the Bank’s and the Company’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3.11. The provisions of this Section 3.11 shall be modified to the extent, and remain in effect for the period, required by applicable law.

4. Termination; Suspension or Reduction of Benefits.

4.1 Termination of Employment. During the Term, the Executive’s Termination of Employment under this Agreement may only occur as follows:

(a) By the Employer:

(1) for Cause; provided that the Employer shall give the Executive any prior written notice required by Section 25(g);

(2) without Cause (other than pursuant to Section 4.1(a)(3) below) at any time, provided that the Board of Directors of the Bank and the Company shall give the Executive thirty (30) days prior written notice of its intent; and provided further that the Employer shall meet its obligations to the Executive under Section 4.2; or

(3) in the event that a regulator for the Bank or the Company requires the Executive’s removal from service as an employee of the Bank and/or the Company.

(b) By the Executive:

(1) for any reason (other than pursuant to Section 4.1(b)(2)), provided that the Executive shall give the Employer thirty (30) days’ prior written notice of the Executive’s intent to effect his Termination of Employment; or

(2) for Good Reason, provided that the Executive shall give the Employer the prior written notice described in Section 25(o).

(c) Upon the Executive becoming subject to a Disability.

(d) At any time upon mutual, written agreement of the parties to this Agreement.

(e) Upon expiration, including non-renewal, of the Term.

(f) Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death.

4.2 Severance. If, during the Term, other than within twelve (12) months following a Change in Control, the Executive experiences a Termination of Employment, either (a) by the Employer without Cause pursuant to Section 4.1(a)(2); or (b) by the Executive for Good Reason pursuant to Section 4.1(b)(2), then, upon his Termination of Employment, the Employer will pay in lieu of any severance payment applicable under any general severance policy (which Executive acknowledges he is not eligible for due to this Agreement) severance to the Executive in an amount equal to one (1) times his Annual Base Salary then in effect (the “Severance Pay”), with such amount payable in substantially equal cash installments not less frequently than monthly over the twelve-month period following Executive’s Termination of Employment (the “Severance Payment Period”). So long as the Executive complies with the requirements of Sections 5.2, 5.3, 6, 7 and 8 of this Agreement, the Severance Pay shall commence on the first payroll period (the “Initial Payment”) occurring on or after the 60th day following the Executive’s Termination of Employment (the “Severance Delay Period”). The Initial Payment shall include payment for any payroll periods which occur during the Severance Delay Period and the remaining Severance Pay shall continue until the expiration of the Severance Payment Period subject to the provisions of this Agreement. If the Executive shall be entitled to receive Severance Pay pursuant to this Section 4.2, then, in addition to any Severance Pay payable to the Executive pursuant to this Section 4.2, the Employer shall, until such time as the Executive is eligible for Medicare, or some similar health care coverage provided by state or federal governments, or eligible to participate in or be covered by the health plans of any employer other than the Employer, pay on the Executive’s behalf, or reimburse the Executive, for the cost of COBRA premiums incurred by the Executive for his individual health coverage for the twelve (12) months following Termination of Employment (with any additional amounts incurred to procure family coverage being the sole responsibility of the

Executive). For purposes of the payment or reimbursement of COBRA premiums, the Employer may treat the amounts paid by it for premiums as taxable to the Executive or make such payments (less any required withholding) directly to the Executive to the extent required to avoid adverse consequences to the Executive or the Employer under either Section 105(h) of the Code, or the Patient Protection and Affordable Care Act of 2010 as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) (collectively, the “PPACA”); provided, further, that the Employer may modify or discontinue the continuation coverage contemplated by this Section 4.2) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Employer for failure to comply with the nondiscrimination requirements of the PPACA (to the extent applicable).

4.3 Change in Control. If, within twelve (12) months following a Change in Control, the Executive experiences a Termination of Employment, either (a) by the Employer or a successor thereto without Cause pursuant to Section 4.1(a)(2); or (b) by the Executive for Good Reason pursuant to Section 4.1(b)(2), the Executive shall receive, as liquidated damages, in lieu of all other claims and payments (other than those provided for in this Section 4.3), an amount equal to one and one-half (1.5) times the Executive’s Annual Base Salary for the year in which the Executive’s Termination of Employment occurs, with such amount payable in a lump sum on the first business day following the Severance Delay Period.

4.4 Parachute Payment Reduction. In no event shall any payment or other consideration described in this Agreement exceed the amount permitted by Code Section 280G. Therefore, if the aggregate present value (determined in accordance with the provisions of Code Section 280G) of both the amounts payable to the Executive under this Agreement and all other amounts payable to the Executive in the nature of compensation (the “Aggregate Payments”) would result in a “parachute payment,” as defined under Code Section 280G, then the Aggregate Payments shall not be greater than an amount equal to 2.99 multiplied by the Executive’s “base amount” for the “base period”, as those terms are defined under Code Section 280G. In the event the Aggregate Payments are required to be reduced pursuant to this Section 4.4, the Aggregate Payments will be reduced by category in the following order: (a) cancellation of accelerated vesting of equity awards; (b) reduction or elimination of cash severance benefits that are subject to Code Section 409A; (c) reduction or elimination of cash severance benefits that are not subject to Code Section 409A; (d) reduction or elimination of any remaining portion of the Aggregate Payments that are subject to Code Section 409A; and (e) reduction or elimination of any remaining portion of the Aggregate Payments that are not subject to Code Section 409A. In the event that acceleration of vesting of equity award compensation is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards. Within each other category, cash payments and payments with respect to any equity award will be reduced pro rata based on the portion of cash or other payment with respect to the Aggregate Payments, in each case beginning with payments that would otherwise be made last in time; provided that in no event shall the cash portion of the Aggregate Payments be less than the amount of federal and state income tax withholding owed by the Executive with respect to the Aggregate Payments. In applying these principles, any reduction or elimination of the Aggregate Payments shall be made in a manner consistent with the requirements of Section of 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

4.5 Effect of Termination of Employment.

(a) Upon Executive’s Termination of Employment hereunder for any reason, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for (i) the payment of any amount earned and owing under this Agreement; (ii) the reimbursement of any expenses under Section 3.4; and (iii) the payments set forth in Section 4.2 or 4.3 (but not both such sections), if applicable.

(b) Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Employer’s payment of any amount in connection with the Executive’s Termination of Employment, prior to the expiration of the Severance Delay Period the Executive must execute (and all revocation periods must expire pursuant to such release) a release in the form provided by the Employer, which form shall be reasonable and consistent with customary practices in the banking industry. All payments of severance pursuant to this Agreement shall accrue from the date of the Executive’s Termination of Employment and, notwithstanding the timing provisions under Section 4.2 or Section 4.3, shall be made or commence on the first business day following the last day of the Severance Delay Period, with any accrued but unpaid payments being paid on the date of the first payment.

(c) Any actual or constructive termination of the Executive’s employment which does not rise to the level of a Termination of Employment shall not entitle the Executive to any of the payments or benefits described in Section 4.

(d) If the Executive is a member of the Board of Directors of either the Company or the Bank and the Executive’s employment is terminated by the Employer or by the Executive pursuant to Section 4.1, the Executive shall immediately resign from his position(s) on the Board(s) of Directors of the Company and the Bank, effective as of the date his employment is terminated. In such event, the Employer shall promptly pay, or shall cause to be paid, any unpaid fees or expenses for the Executive’s service on the Board(s) of Directors of Employer.

(e) Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Section 4 or any other provision herein in contravention of the requirements of Section 18(k) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1828(k)).

4.6 Regulatory Action.

(a) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate, as of the effective date of such order, except for the payment of Annual Base Salary due and owing under Section 3.1 on the effective date of said order, and reimbursement under Section 3.4 of expenses incurred as of the effective date of termination.

(b) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Employer under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall reinstate any of its obligations which were suspended to the extent permitted by applicable law.

(c) If the Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(d) If the FDIC is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. 1821(c)) of the Employer or any depository institution controlled by the Employer, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(e) If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Employer or any depository institution controlled by the Employer, but excluding any such assistance provided to the industry generally, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Executive that vested prior to the FDIC action. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(f) If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Employer or any depository institution controlled by the Employer, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Executive that vested prior to the transaction. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(g) Notwithstanding the timing for the payment of any severance amounts described in Sections 4.2 and 4.3, no such payments shall be made or commence, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Employer pursuant to 12 C.F.R. Section 359 or otherwise prior to the receipt of such concurrence or consent. Any payments suspended by operation of this Section 4.6(g) shall be paid as a lump sum on the earliest date at which the Company reasonably anticipates that the making of the payment will not cause a violation of applicable law and following receipt of the concurrence or consent of the appropriate federal banking agency of the Employer or as otherwise directed by such federal banking agency and strictly in accordance with Section 409A of the Code.

(h) All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

5. Employer Information.

5.1 Ownership of Employer Information. All Employer Information received or developed by the Executive or by the Employer while the Executive is employed by the Employer will remain the sole and exclusive property of the Employer.

5.2 Obligations of the Executive. The Executive agrees:

(a) to hold Employer Information in strictest confidence;

(b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information to any unauthorized recipient; and

(c) in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret;

provided, however, that none of the foregoing obligations shall preclude the Executive from making any disclosures of Employer Information required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

5.3 Delivery upon Request or Termination. Upon request by the Employer, and in any event upon the Executive’s Termination of Employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer and its Affiliates, including, without limitation, all Employer Information then in the Executive’s possession or control.

6. Non-Competition. The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twelve (12) months thereafter, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services the Executive provided for the Company or the Bank.

7. Non-Solicitation of Customers. The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twelve (12) months thereafter, the Executive will not (except on behalf of or with the prior written consent of the Company and the Bank) on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Company’s and the Bank’s customers, including prospective customers actively sought by the Company or the Bank, with whom the Executive has or had material contact during the last two (2) years of the Executive’s employment with Employer, for purposes of providing products or services that are competitive with those provided by the Company or the Bank.

8. Non-Solicitation of Employees. The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twelve (12) months thereafter, the Executive will not (except on behalf of or with the prior written consent of the Company and the Bank) on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire or attempt to solicit, recruit or hire any employee of the Company or the Bank that was an employee of the Employer within the one (1) year period prior to the termination of the Executive’s employment, whether or not such employee is a full-time employee or a temporary employee of the Company or the Bank, such employment is pursuant to written agreement, for a determined period, or at will.

9. Remedies. The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of such covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to seek a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of such covenants. Furthermore, in addition to any other remedies, the Executive agrees that any willful violation of the covenants in Sections 5 through 8 that results in material harm to the Employer will result in the immediate forfeiture of any remaining payment that otherwise is or may become due under Section 4.2 or 4.3, if applicable. The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

10. Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

11. No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12. Notice. All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Bank:	Community First Bank & Trust 501 South James Campbell Blvd. Columbia, TN 38401 Attention: Chief Executive Officer

If to the Company:	Community First, Inc. 501 South James Campbell Blvd. Columbia, TN 38401 Attention: Chief Executive Officer

If to the Executive:	The address most recently on file with the Bank

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) one (1) business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or his notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

13. Compliance with Section 409A.

(a) Notwithstanding any other provision to the contrary, a Termination of Employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) upon or following a Termination of Employment unless such termination is also a “separation from service” from the Employer within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service. It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v)

(regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if (i) on the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), Executive is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to the Executive pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A and are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death. Any payments delayed pursuant to this Section 13(a) shall be made in a lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death.

(b) Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(c) Notwithstanding any other provision to the contrary, to the extent that any reimbursement (including expense reimbursements), fringe benefit or other, similar plan or arrangement in which the Executive participates during the Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A and the Treasury Regulations promulgated thereunder, then such reimbursements shall be made in accordance with Treasury Regulations 1.409A-3(i)(1)(iv) including; (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit may not be subject to liquidation or exchange for another benefit.

(d) For the avoidance of doubt, any payment due under this Agreement within a period following the Executive’s termination of employment, death, Disability or other event, shall be made on a date during such period as determined by the Employer in its sole discretion.

(e) This Agreement shall be interpreted in accordance with, and the Employer and the Executive will use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date of this Agreement. By accepting this Agreement, the Executive hereby agrees and acknowledges that the Employer does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to the Executive hereunder. Further, by the acceptance of this Agreement, the Executive acknowledges that (i) the Executive has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to the Executive hereunder, (ii) the Executive retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to the Executive hereunder and (iii) the Employer shall not indemnify or otherwise compensate the Executive for any violation of Section 409A of the Code that my occur in connection with this Agreement. The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A of the Code.

14. Assignment. This Agreement may not be assigned by the Company or the Bank without the prior written consent of the Executive; provided, however, that the Company or the Bank may assign this Agreement without the consent of the Executive in connection with a Change in Control. The rights and obligations of the Company and the Bank under this Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Company and the Bank, including without limitation, a purchaser of all or substantially all the assets of the Company or the Bank. If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and neither the Company nor the Bank shall have further liability hereunder, and the successor or assign, as applicable, shall become the “Bank” or the “Company”, as applicable, hereunder, but the Executive will not be deemed to have experienced a Termination of Employment by virtue of such assignment. The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15. Waiver. A waiver by one party to this Agreement of any breach of this Agreement by any other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

16. Mediation. Except with respect to Sections 5, 6, 7, 8, and 9 above, and as provided in Section 17 hereof, if any dispute arises out of or relates to this Agreement, or a breach thereof, and if the dispute can not be settled through direct discussions between the parties, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to any other process for resolving the dispute.

17. Applicable Law and Choice of Forum. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Tennessee. The parties agree that any appropriate state court located in Maury County, Tennessee or federal court for the Middle District of Tennessee shall have jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

18. Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,”

“hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19. Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by all parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20. Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21. Costs of Enforcement. In the event of a dispute related to the payment of any amounts alleged to be owed by the Employer to the Executive pursuant to Section 3 or 4 hereof following a Termination of Employment that results in a legal action initiated by the Executive to recover such amounts, the successful or prevailing party or parties in such action shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses, incurred in that action, in addition to any other relief to which such party or parties may be entitled.

22. Survival. The obligations of the parties pursuant to Sections 3.11, 4.2 and 4.3 (if applicable), 5 through 9, 13, 16, 17, 18, 21, 22, 23 and 25, as applicable, shall survive the Executive’s Termination of Employment hereunder for the period designated under each of those respective sections.

23. Representation Regarding Restrictive Covenants. The Executive represents that the Executive is not and, during the Term, will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit the Executive from entering into this Agreement or providing the services for the Employer contemplated by this Agreement on or after the Effective Date. In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Employer shall have no obligations to the Executive under this Agreement.

24. Directors and Officers Liability Insurance. The Employer will provide coverage for the Executive under its directors and officers liability insurance polic(ies) during the Term.

25. Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a) “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

(b) “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(c) “Area” shall mean any county where the Bank has an office during the Term and each contiguous county thereto other than Davidson County, Tennessee. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement.

(d) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(e) “Board of Directors” shall mean the board of directors of the Bank or the Company or both, as the context indicates, and, where appropriate, includes any committee thereof or other designee.

(f) “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial and consumer banking.

(g) “Cause” shall mean any one of the following events:

(i) willful refusal by the Executive to follow a lawful direction of the Board of Directors of the Company or the Bank provided the direction is not materially inconsistent with the duties or responsibilities of the Executive’s job position, which refusal continues after the Board of Directors has again given the direction in writing;

(ii) willful disclosure by the Executive to an unauthorized person of Confidential Information or Trade Secrets, which causes material harm to the Bank, the Company or an Affiliate of the Company or the Bank; provided, however, that disclosure of Confidential Information in connection with any legal process or in connection with any regulatory examination or review shall not constitute Cause;

(iii) any act by the Executive of fraud against, material misappropriation from, or material dishonesty to either the Bank, the Company or an Affiliate of the Company or the Bank;

(iv) a material breach of this Agreement by the Executive or conduct in material violation of the Bank’s or the Company’s written code of conduct as the same may be in force from time to time;

(v) conduct by the Executive that amounts to willful misconduct, gross and willful insubordination, or gross neglect or inattention to the Executive’s duties and responsibilities hereunder, including prolonged absences without the written consent of the Board of Directors of the Employer (other than as a result of illness or bodily injury);

(vi) conviction of the Executive of a felony or any crime involving breach of trust or moral turpitude;

(vii) receipt of any form of written notice that any regulatory agency having jurisdiction over the Company or the Bank intends to institute any form of formal regulatory action against the Executive, which the Company or the Bank reasonably anticipates will result in material harm to the Company or the Bank (including, without limitation, harm to the Company’s or the Bank’s reputation or standing with applicable regulatory agencies); or

(viii) Executive’s removal and/or permanent prohibition from participating in the conduct of the Company’s or the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(4) and (g)(1));

provided, however, that in the case of circumstances described in Clauses (ii) through (v), the nature of such circumstances shall be set forth with reasonable particularity in a written notice to the Executive approved by a majority of the membership of the Board of Directors of each of the Bank and the Company (exclusive of the seat occupied by the Executive, if any). The Executive shall have fifteen (15) business days following delivery of such notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Board of Directors of the Bank and the Company, susceptible to a cure (with all breaches under Clause (v) being deemed susceptible to a cure) and provided further that delivery of such written notice shall have been approved by a majority of the members of the Board of Directors of the Bank and the Company (exclusive of the seat occupied by the Executive, if any). In applying this provision to any circumstance, any act, or failure to act, consistent with a written direction of the Board of Directors of the Bank or the written advice of counsel to the Employer shall be conclusively presumed to have been done, or omitted, by Executive in good faith and may not serve as a basis for a finding of the existence of grounds for a Cause termination. If the Board of Directors does not deliver to the Executive a notice of termination or cure expressing which Clause of this Section 25(g) has given rise to such notice within one hundred twenty (120) days after the later of (1) the date a majority of the non-employee members of the Board of Directors have knowledge that an event or series of events (whether or not related) constituting Cause has occurred and, where applicable, (2) the date such members have knowledge of the materiality of the injury to the Bank caused by such event or series of events, such event(s), in and of themselves, may no longer constitute Cause; provided, however, that any deemed waiver contemplated herein shall not preclude the assertion of Cause based on the occurrence of any future event or events (including as a result of the aggregation of such future event(s) with any past events and whether or not such future event(s) are similar to or the same in character as any earlier event that otherwise has been deemed waived by operation of this sentence.

(h) “Change in Control” shall be deemed to have occurred if:

(i) Any one person or more than one person acting as a group (as defined in Section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons), ownership of the securities of the Company representing more than 50% of the total voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors of the Company; provided, however, that no Change in Control shall be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(ii) During any twelve (12) month period during the Term, the majority of the individuals who at the beginning of such twelve (12) month period constitute the Board of Directors of the Company or the Bank and any new director whose election to the Board of Directors of the Company or the Bank or nomination for election by the Company’s shareholders (in the case of the Board of Directors of the Company) was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director being referred to as the “Incumbent Board”) are replaced; provided, however, that to the extent consistent with Section 409A of the Code, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) Consummation of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the Beneficial Owners of outstanding voting securities of the Company immediately prior to such Business Combination Beneficially Own, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the outstanding voting securities of the Company; or

(iv) A sale or other disposition of all or substantially all of the assets of the Company or the Bank (other than in a transaction in which all or substantially all of the individuals and entities who were the Beneficial Owners of outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such sale or other disposition Beneficially Own, directly or indirectly, substantially all of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the acquirer of such assets (either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such sale or other disposition), or the approval by the shareholders of the Company or the Bank of a complete liquidation or dissolution of the Company or the Bank.

For the avoidance of doubt, the definition of a Change in Control in this Section 25(h) is intended to comply with and shall be interpreted in accordance with Section 1.409A-3(i)(5) of the Treasury Regulations and any inconsistencies between such section and this definition (except for the selection of a higher percentage or more stringent ownership requirement contained in this Section 25(h)) shall be reformed to the definition of an applicable “change in the ownership,” change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company or the Bank, as such terms are defined in Section 1.409A-3(i)(5) if the Treasury Regulations. As a result, a Change in Control shall only be deemed to occur if such event meets the requirements of Section 1.409A-3(i)(5) of the Treasury Regulations, as such definition may be permissibly limited by this Section 25(h).

(i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act, as amended from time to time.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(k) “Competing Business” shall mean any entity (other than the Employer and its Affiliates) that is conducting business that is the same or substantially the same as the Business of the Employer.

(l) “Confidential Information” means data and information relating to the business of the Employer and its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and its Affiliates and which has value to the Employer and its Affiliates and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer or its Affiliates, provided that such public disclosure shall not be deemed to be voluntary when made without authorization by the Executive or any other employee of Employer, or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(m) “Disability” shall mean that the Executive suffers from a physical or mental disability or infirmity that qualifies him for disability benefits under any accident and health plan maintained by the Employer that provides income replacement benefits due to disability or, if the Employer does not maintain such a plan, the Executive’s inability to perform the essential functions of the Executive’s job for a period of ninety (90) or more days, with or without reasonable accommodation, as a result of a physical or mental disability or infirmity, as reasonably determined by the Employer.

(n) “Employer Information” means Confidential Information and Trade Secrets.

(o) “Good Reason” shall mean any of the following which occurs on or after the Effective Date:

(1) a material reduction of the Executive’s Annual Base Salary from its then current rate without the Executive’s consent, other than a reduction that also is applied to substantially all other executive officers of the Employer if Executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other executive officers;

(2) a material diminution in the authority, responsibilities or duties of the Executive as in effect immediately after the Effective Date without the Executive’s consent;

(3) the Employer requiring the Executive to be based at any office or location other than a location within a 35-mile radius of the location the Executive was based immediately following the Effective Date; or

(4) a material breach of this Agreement by the Employer;

provided, however, that in each case of the above, the Executive must provide written notice to the Employer of the occurrence of such action within sixty (60) days after the action first occurs, and the Executive shall only have Good Reason to terminate his employment if the Employer fails to correct such action within twenty (20) business days following receipt of such notice. If the Employer does so fail to correct such action, the Executive must give the Employer at least twenty (20) business days advance written notice of the Executive’s effective date of resignation due to such Good Reason.

(p) “Initial Term” shall mean that period of time commencing on the Effective Date and running until the earlier of (1) the close of business on the last business day immediately preceding the second anniversary of the Effective Date, or (2) any earlier termination of employment of the Executive under this Agreement as provided for in Section 4.

(q) “Term” shall mean the Initial Term and all subsequent extension periods.

(r) “Termination of Employment” shall mean a termination of the Executive’s employment where either (1) the Executive has ceased to perform any services for the Employer and all affiliated companies that, together with the Employer, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder (collectively, the “Service Recipient”) or (2) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) is reasonably expected to permanently decrease (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months). For the avoidance of doubt, whether a Termination of Employment occurs will be made in accordance with Treasury Regulation 1.409A-1(h) and whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B(i) of the Code as of the time of his or her separation from service shall be made by the Employer in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Treasury Regulations Section 1.409A-1(i) and any successor provision thereto).

(s) “Trade Secrets” means Employer or Affiliate information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(Next Page is Signature Page)

IN WITNESS WHEREOF, the Bank, the Company and the Executive have executed and delivered this Agreement as of the date first shown above.

Community First Bank & Trust:

By:	/s/ Eslick Daniel
Signature

Eslick Daniel
Print Name

Chairman
Title

Community First, Inc.:

By:	/s/ Eslick Daniel
Signature

Eslick Daniel
Print Name

Chairman
Title

Executive:

/s/ James A. Bratton
James A. Bratton